UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 28, 2004

Commission file number: 0-16946

LabOne, Inc.

10101 Renner Blvd.

Lenexa, Kansas 66219

(913) 888-1770

Incorporated in Missouri

I.R.S. Employer Identification Number: 43-1039532

Item 7.  Financial Statements and Exhibits

c.  Exhibits

4.1   Indenture dated as of June 25, 2004, between LabOne, Inc., and Wells Fargo Bank, NA related to the issuance of 3.5% Convertible Senior Debentures.

4.2   Purchase agreement dated June 21, 2004, between LabOne, Inc., and J. P. Morgan Securities Inc. and Banc of America Securities LLC.

4.3   Registration rights agreement dated June 25, 2004, between LabOne, Inc., and J. P. Morgan Securities Inc. and Banc of America Securities LLC.

Item 9.  Regulation FD Disclosure

LabOne Announces Completion of Convertible Senior Debentures Offering

LabOne, Inc. (Nasdaq: LABS) announced today the completion of its offering of $90 million in principal amount of 3.50% convertible senior debentures due June 15, 2034 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. In addition, the Company granted the initial purchasers an option to purchase up to an additional $13.5 million principal amount of the debentures.

The debentures may be converted, under certain circumstances, into a combination of cash and common stock of the Company at an initial rate equivalent to a conversion price of $39.30 per share of common stock, subject to certain adjustments. The debentures may not be redeemed by the Company prior to June 20, 2009. Holders of the debentures may require the Company to repurchase some or all of the debentures on June 15, 2011, 2014 and 2024 and upon certain specified corporate transactions.

The Company has used approximately $87 million of the proceeds of the offering to reduce borrowings under its credit facility. The Company may in the future re-borrow a portion of these funds under its credit facility for the repurchase of shares of its common stock.

This report on Form 8-K does not constitute an offer to sell or the solicitation of any offer to buy any securities. The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The securities to be offered have not been registered under the Securities Act, or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

 LabOne, Inc.

Date: June 28, 2004	By /s/ John W. McCarty John W. McCarty Executive V.P. and Chief Financial Officer